HUBCO, INC.
                              1000 MacArthur Blvd.
                                Mahwah, NJ 07430
                                 (NASDAQ: HUBC)

AT THE COMPANY:                         AT THE FINANCIAL RELATIONS BOARD, INC.
Kenneth T. Neilson, Chairman            Kerry Thalheim/Regina Lenihan
Pres. & CEO - (201) 236-2631            675 Third Avenue
Joseph F. Hurley, Executive             New York, NY  10017
Vice President and CEO                  (212) 661-8030
(201) 236-6141

FOR IMMEDIATE RELEASE
March 3, 1998


HUBCO, INC. AND COMMUNITY FINANCIAL HOLDING CORPORATION SIGN
DEFINITIVE MERGER AGREEMENT

         Mahwah, New Jersey March 3, 1998 -- HUBCO, Inc. (NASDAQ:HUBC), and Community Financial Holding Corporation (NASDAQ:CMFH), the holding company for Community National Bank of New Jersey, today announced the signing of definitive merger agreement. Community Financial Holding Company is a $150 million commercial bank holding company headquartered in Westmont, New Jersey.

         Under the terms of the agreement, each share of Community Financial Common Stock will be exchanged for 0.695 shares of HUBCO Common Stock. The
Community Financial Board of Directors has certain rights to terminate the Agreement if the median HUBCO price during a pricing period prior to the closing is below $29.00, unless HUBCO agrees to increase the exchange ratio to provide the value which would have been received based on a $29.00 HUBCO price. Based on the closing price for HUBCO Common Stock on March 2, 1998, the value of the acquisition is $29.6 million or $25.28 per share of Community Financial Common Stock. This represents a deposit premium of 10.3% and the value of the transaction, including options, equates 2.55 times Community Financial's book value and 47 times 1997 earnings, which were significantly impacted by the opening of four branches during 1997.

         In connection with the execution of the merger agreement, Community Financial has issued an option to HUBCO which, under certain defined circumstances, could result in the issuance of 252,790 shares of Community Financial Common Stock to HUBCO. The transaction, which is expected to be treated as a tax-free exchange to holders of Community Financial Common Stock, will be accounted for as a pooling of interests. As part of the transaction, Community National Bank of New Jersey will be merged into Hudson United Bank but will be operated as the Community National division of Hudson United Bank after the closing. The Merger is subject to approval by Federal and New Jersey bank regulatory authorities as well as other customary conditions.

         Kenneth T. Neilson, HUBCO's Chairman, President and CEO commented, "We are pleased that Community National Bank has chosen to join HUBCO. Hudson United Bank will bring new products and services to Community National's customers, while the addition of Community National will mark our first entry into Camden, Burlington, and Gloucester counties."

         HUBCO, Inc. is the holding company for Hudson United Bank, a $1.7 billion asset bank in New Jersey, and Lafayette American Bank, a $1.4 billion asset bank in Connecticut. In addition, HUBCO has announced definitive agreements to acquire Poughkeepsie Financial Corp., which owns Bank of the Hudson, and MSB Bancorp, Inc., parent company for MSB Bank, in New York State. Together these institutions will operate under the Bank of The Hudson name with 32 branches in New York State. HUBCO also recently announced the signing of an agreement to purchase 22 branches of First Union National Bank located in New Jersey, Connecticut and New York. After closing all pending acquisitions, HUBCO will have total assets in excess of $5 billion.

         HUBCO's bank subsidiaries offer a full array of innovative products and services to retain and commercial markets including imaged checking accounts, 24-hour telephone banking, loans by phone, alternative investments, insurance products, private label credit programs, trust services, and a wide variety of commercial loans and services including international services, cash management services, asset based loans and SBA loans.